CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT ("Agreement") is made and entered into effective as of the ___ day of ______________, 1997 by and between fonix corporation, a Delaware corporation ("fonix"), and__________________ ("Consultant"). Hereinafter either party may be referred to as "Party" and collectively as "Parties".

                            RECITALS:

     WHEREAS, fonix is a development stage company, of which the primary business activity is presently research and development associated with the commercial exploitation of certain proprietary computer voice recognition technology and seeking strategic alliance partners, development partners and licensees of such technology; and

     WHEREAS, fonix desires to develop licensing or strategic partnership relationships with technology companies in____________; and

     WHEREAS, Consultant desires to introduce fonix to such technology companies and other potential development and strategic alliance partners and licensees in_____________.


                            AGREEMENT:

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                            ARTICLE I
                            CONSULTING

      1.1 Description.   fonix hereby retains Consultant to perform, and
Consultant hereby agrees to perform, consulting services to fonix as herein provided.

      1.2 Services to be Performed . Consultant will (a) introduce fonix to______________ technology companies and other potential development and strategic alliance partners and licensees located in____________________, and
(b) assist fonix in obtaining executed confidentiality agreements in a form satisfactory to fonix from such companies.

      1.3. Independent Contractor. Consultant acknowledges that Consultant's retention does not confer upon Consultant any ownership interest in or personal claim upon any license, right, product of fonix , nor does this Agreement confer any employment right on Consultant. Consultant agrees that in performing its duties under this Agreement, it shall be operating as an independent contractor as that term is defined in Treasury Department regulations and Internal Revenue Service rulings and interpretations. Nothing contained herein shall in any way constitute any association, partnership, employer/employee relationship, or joint venture between the parties hereto, or be construed to evidence of the intention of the parties to establish any such relationship. Neither party shall have any right, power or authority to make any representation nor to assume or create any obligation, whether express or implied, on behalf of the other, or to bind the other party in any manner whatsoever. Both of the parties agree, respectively, that they shall not hold themselves out in any manner that would be contrary to the terms of this
Section 1.3

      1.4 Confidentiality and Non-disclosure. Consultant acknowledges that in the performance of services under this Agreement, he may acquire confidential information concerning fonix technology, know-how, product plans and specifications, records, business concepts, financial matters and other information which are valuable, special and unique assets of fonix (herein "Information"). Consultant will not, during or after the term of this Agreement, disclose any Information, no matter how acquired, to any person or entity for any reason or purpose outside of fonix's usual business activities as defined hereunder, and will not in any manner directly or indirectly aid or be a party to any acts, the effects of which would tend to divert, diminish or prejudice the technology, good will, business or business opportunities of fonix. In the event of a threatened breach by Consultant of the provisions of this paragraph, fonix shall be entitled to an injunction restraining Consultant from disclosing any such information or from rendering any services to any person or entity to whom any such information has been disclosed or threatened to be disclosed. Nothing herein shall be construed as prohibiting fonix from pursuing any other remedies available to fonix for actual breach of the provision of this paragraph, including the recovery of damages from Consultant.

      1.4.1 In exchange for fonix executing this Agreement and agreeing to the retention of Consultant's Services by fonix, Consultant does hereby enter into the covenant of confidentiality set forth in this Section 1.4 (the "Confidentiality Covenant") and acknowledges the adequacy of the consideration to support the Confidentiality Covenant.

      1.4.2 The Confidentiality Covenant shall survive the expiration or termination of this Agreement

                            ARTICLE II
                         TERM OF CONTRACT

      2.1 Term. The term of this Agreement shall be from the effective date hereof until ___________________, except as provided in Article III.

      2.2 Termination for Cause. Consultant acknowledges that its retainer under this Agreement may be terminated for Cause as set forth herein. For the purposes of this paragraph, "Cause" shall mean any of the following:

     (a)  Fraud;

     (b) fonix, after consultation with legal counsel of its choice, reasonably has determined that a violation of law has taken place or is about to take place in connection with this Agreement.

     (c)  Violation of the Confidentiality Covenant.

                           ARTICLE III
                           COMPENSATION

      3.1 Compensation. As soon as possible after the mutual execution of this Agreement by all Parties, fonix shall issue as compensation for Consultant's services under this Agreement,___________________ (_____________) shares of the Company's common stock, par value $.0001 per shares (the "Compensation Shares").

      3.2 Registration of Stock. Any offer or issuance of the Compensation Shares under this Agreement shall be subject to the filing and effectiveness, at or prior to the time this Agreement is executed by fonix, of a registration statement under the Securities Act of 1933, as amended, on Form S-8, covering the Compensation Shares. In connection with such registration, Consultant represents and warrants that it has received the most recent annual report (Form 10-KSB) and quarterly report (Form 10-Q) of fonix which are delivered with this Agreement. If the S-8 Registration is invalidated or otherwise rendered not effective, fonix will, as soon as practicable thereafter, provide registration for Consultant's shares.

      3.3 Expenses. Consultant shall be responsible for the payment of any expenses incurred by Consultant in the providing of services hereunder.

                            ARTICLE IV
                     MISCELLANEOUS PROVISIONS

      4.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior written or oral agreements concerning the subject matter contained herein.

      4.2 Amendment. This Agreement may be amended only by the written consent of the parties.

      4.3 Waiver. No waiver of any breach or default of this Agreement by either party hereto shall be considered to be a waiver of any other breach or default of this Agreement.

      4.4 Notices. Any notices pertaining to this Agreement shall be in writing and shall be transmitted by personal hand delivery or fax to an officer or director of fonix or to Consultant, or through the facilities of the United States Post Office, certified mail, return receipt requested. The addresses set forth below for the respective parties shall be the places where notices shall be sent, unless written notice of a change of address is given.

                    fonix:

                    fonix  corporation
                    Attention Jeffrey N. Clayton
                    Vice President - Legal
                    60 East South Temple
                    1225 Eagle Gate Tower
                    Salt Lake City, Utah 84111

                    Consultant:

                    ___________________
                    ___________________
                    ___________________
                    ___________________
                    ___________________

Notices given by mail shall be deemed to be delivered on the day such notice is deposited in the United States mail, postage prepaid.

      4.5 Assignment. The Consultant's rights and duties pursuant to this Agreement are not assignable without the express written agreement of fonix.
 fonix may assign any of its rights or obligations hereunder.

      4.6 Consultant not Exclusive Consultant of fonix.   Nothing in this
Agreement shall restrict or otherwise limit the right of fonix to engage or retain other consultants, either as employees or as independent contractors.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                  fonix:

                                  fonix  corporation


                                 By:______________________________________
                                    Roger D. Dudley
                                    Title: Executive Vice President


                                 CONSULTANT:



                                 _________________________________________